Exhibit 97.1
INTEL CORPORATION
COMPENSATION RECOUPMENT POLICY
(Effective as of October 2, 2023)
1.PURPOSE
The Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of Intel Corporation (the “Corporation”) has established this policy (this “Policy”) that provides for recoupment of certain Incentive-Based Compensation (as defined below) paid to a Covered Executive (as defined below) in the event the Corporation is required to prepare an Accounting Restatement (as defined below). Each Covered Executive shall be required to sign and return to the Corporation the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by, and to comply with, the terms and conditions of this Policy.
2.ADMINISTRATION
This Policy is administered by the Committee and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.
3.EFFECTIVE DATE
This Policy shall be effective as of October 2, 2023 (the “Effective Date”).
4.DEFINITIONS
For purposes of this Policy:
a.“Accounting Restatement” means an accounting restatement due to the material noncompliance by the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Covered Executive” means an individual who is an “executive officer” of the Corporation as defined under Rule 10D-1.
c.“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation Received by a person: (i) on or after the Effective Date and after the person began service as a Covered Executive; (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation; (iii) while the Corporation has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the Recovery Period, that exceeds the amount that would have been Received if determined or calculated based on the restated amounts, computed without regard to any taxes paid.

d.“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Corporation’s stock price or total shareholder return. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Corporation’s financial statements or included in a filing with the Securities and Exchange Commission.
e.“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Corporation’s attainment of a Financial Reporting Measure.
f.Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid or awarded. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.
g.“Recovery Period” means the three completed fiscal years immediately preceding the date that the Corporation is required to prepare the Accounting Restatement described in this Policy, including any applicable transition period that results from a change in the Corporation’s fiscal year within or immediately following those three completed fiscal years. The “date that the Corporation is required to prepare the Accounting Restatement” is the earlier to occur of (i) the date the Audit Committee of the Board or the Board, or the officer(s) of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
5.RECOVERY OF INCENTIVE-BASED COMPENSATION
a.It is the Corporation’s policy that in the event of an Accounting Restatement, the Corporation will recover on a reasonably prompt basis the amount of any Erroneously Awarded Compensation.
b.For Incentive-Based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Committee will determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the relevant stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq Stock Market.
6.METHOD OF RECOVERY
a.The Corporation may effect any recovery from the Covered Executives pursuant to this Policy by requiring payment of such amount(s) to the Corporation, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate and in accordance with applicable law.
b.The Corporation need not recover the Erroneously Awarded Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with applicable exceptions under the Nasdaq Stock Market listing rules, and not required under Rule 10D-1, including if the Committee, after making a reasonable attempt to recover such amounts, determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered.
7.NON-EXCLUSIVE REMEDY
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Corporation pursuant to the terms of any other policy, any agreement or plan or award terms, and any other legal remedies available to the Corporation, provided that the Corporation shall not recoup amounts pursuant to such other policy, terms, or remedies to the extent it is recovered pursuant to this Policy.
8.INDEMNIFICATION PROHIBITION
The Corporation shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential recovery obligations under this Policy, or any advancement of expenses (including attorneys’ fees).
9.AMENDMENT; TERMINATION
The Committee may amend, modify, supplement, rescind, or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Corporation’s securities are listed.
10.SUCCESSORS
This Policy is binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

EXHIBIT A
INTEL CORPORATION
COMPENSATION RECOUPMENT POLICY
ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Intel Corporation Compensation Recoupment Policy (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any offer letter to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern. Any capitalized term used herein but not defined shall have the meaning given to such term in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Intel Corporation (the “Corporation”). Further, by signing below, the undersigned (1) acknowledges and agrees that the undersigned will not be entitled to indemnification for any liability, loss, or expenses or to any advancement of expenses (including attorneys’ fees) incurred as a result of any action by or on behalf of the Corporation pursuant to the Policy, (2) knowingly and intentionally waives and agrees not to assert any claim for indemnification or advancement of expenses notwithstanding any other agreement or provision therefor, (3) acknowledges and agrees that the Policy and this agreement shall amend and control over any offer letter, employment agreement, plan, or award agreement to the extent necessary to enforce the Policy, and enforcement of the Policy and the execution of recovery pursuant to the Policy shall not constitute grounds for a “good reason” (or any similar term) termination of employment under any employment or other agreement, plan or policy, and (4) agrees to abide by the terms and conditions of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Corporation to the extent required by, and in a manner consistent with, the Policy.

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